EXHIBIT 99.1

Press Release

GOOD SAM ENTERPRISES, LLC ANNOUNCES INITIAL RESULTS OF CASH TENDER OFFER FOR 11.50% SENIOR SECURED NOTES DUE 2016

Lincolnshire, Illinois, November 19, 2013 — Good Sam Enterprises, LLC (“GSE” or the “Company”) announced today the initial results for its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”). Approximately $213.6 million aggregate principal amount of the Notes were validly tendered and not validly withdrawn prior to 5:00 p.m., Eastern Standard Time (EST), on November 19, 2013 (the “Early Tender Deadline”).  Payment for Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline is expected to be made on or about November 20, 2013, subject to satisfaction of the conditions of the Tender Offer.

All holders of Notes who validly tendered their Notes prior to the Early Tender Deadline will receive total consideration of $1,092.75 per $1,000 principal amount of Notes, which is equal to (i) $1,042.75 per $1,000 principal amount of Notes validly tendered and accepted for payment (the “Tender Offer Consideration”) plus (ii) an early tender payment of $50.00 per $1,000 principal amount of Notes validly tendered and accepted for payment (the “Early Tender Payment”). Accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all Notes validly tendered and accepted for payment.

The Tender Offer is scheduled to expire at 11:59 p.m. EST, on December 4, 2013, unless extended or earlier terminated (the “Expiration Date”). Payment for Notes validly tendered after the Early Tender Deadline will be made promptly following the Expiration Date (expected to be on or about December 5, 2013). Holders of Notes that are validly tendered after the Early Tender Deadline and on or prior to the Expiration Date, and accepted for payment, will receive only the Tender Offer Consideration and not the Early Tender Payment.

Substantially concurrently with the closing of the Company’s previously announced debt financing, the Company intends to irrevocably call for redemption on or about December 20, 2013 all of the Notes that were not tendered pursuant to the Tender Offer, at the redemption price of $1,086.25 for every $1,000 principal amount of Notes redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Prior to the completion of the redemption, the Company will satisfy and discharge the indenture governing the Notes by depositing the redemption price and accrued interest to, but not including, the redemption date in trust in accordance with the satisfaction and discharge provisions of the indenture. Following the redemption, no principal amount of Notes will remain outstanding.

Goldman, Sachs & Co. is serving as the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co., Liability Management Group at (800) 828-3182 (toll free) or (212) 357-0215 (collect).

Holders may obtain copies of the Offer to Purchase from the Information Agent and Tender Agent for the Tender Offer, D.F. King & Co., Inc., at (212) 269-5550 (banks and brokers) and (800) 207-3158 (all others).

Neither the Company, the Dealer Manager, the Information Agent and Tender Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes. The Tender Offer is being made only pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market.

The corporate headquarters is located in Lincolnshire, Illinois.  Subsidiary operations and divisions can be found at multiple locations throughout the United States.